EXHIBIT 23.3


                         CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
Research Engineers, Inc.:


We consent to the incorporation by reference in the Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-88887) of Research Engineers, Inc. of our report dated May 8, 1999, relating to the balance sheets of R-Cube Technologies, Inc. as of September 30, 1998 and 1997, and the related statements of operations, stockholders' equity and cash flows for the years then ended, which report appears in the Form 8-K/A of Research Engineers, Inc. dated February 26, 1999 and to the reference to our firm under the heading "Experts" in the related prospectus.


                                         /S/ KPMG LLP


Orange County, California
December 22, 1999